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                                                                     Exhibit 8.5

[OAKMARK FUNDS LOGO] A Series of No-Load Funds Managed by Harris Associates L.P.

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                           Two North LaSalle Street
                         Chicago, Illinois 60602-3790

                        1-800-OAKMARK (1-800-625-6275)

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                                       September 27, 1996


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02101

Ladies and Gentlemen:

This is to advise you that Harris Associates Investment Trust has established a new series of shares to be known as The Oakmark Select Fund.

In accordance with the Additional Funds provisions in Section 17 of the Custodian Contract dated July 1, 1992 and in Article 10 of the Transfer Agency and Service Agreement dated July 1, 1992 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for each of the New Funds under the terms of those respective contracts. We anticipate that the New Funds will commence operations on or about November 1, 1996.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one copy for your records.

                                       HARRIS ASSOCIATES INVESTMENT TRUST


                                       By: /s/ Victor A. Morgenstern
                                           Victor A. Morgenstern
                                           President


Agreed to this 30th day of September, 1996.

STATE STREET BANK AND TRUST COMPANY


By: /s/ Jeff A. Conway
    -------------------------------
    Vice President


KLR/slk